EXHIBIT (c)

FAMCO MLP

PROXY VOTING POLICY

A.          Statement of Policy

1.           It is the policy of FAMCO MLP to vote all proxies over which it has voting authority in the best interest of FAMCO MLP’s clients.

B.          Definitions

2.           By “best interest of FAMCO MLP’s clients,” FAMCO MLP means clients’ best economic interest over the long term -- that is, the common interest that all clients share in seeing the value of a common investment increase over time.  Clients may have differing political or social interests, but their best economic interest is generally uniform.

3.           By “material conflict of interest,” FAMCO MLP means circumstances when FAMCO MLP itself knowingly does business with a particular proxy issuer or closely affiliated entity, and may appear to have a significant conflict of interest between its own interests and the interests of clients in how proxies of that issuer are voted.

C.          FAMCO MLP Invests With Managements That Seek Shareholders’ Best Interests

4.           Under its investment philosophy, FAMCO MLP generally invests client funds in a company only if FAMCO MLP believes that the company’s management seeks to serve shareholders’ best interests.  Because FAMCO MLP has confidence in the managements of the companies in which it invests, it believes that management decisions and recommendations on issues such as proxy voting generally are likely to be in shareholders’ best interests.

5.           FAMCO MLP may periodically reassess its view of company managements.  If FAMCO MLP concludes that a company’s management no longer serves shareholders’ best interests, FAMCO MLP generally sells its clients’ shares of the company.  FAMCO MLP believes that clients do not usually benefit from holding shares of a poorly managed company or engaging in proxy contests with management.  There are times when FAMCO MLP believes management’s position on a particular proxy issue is not in the best interests of our clients but it does not warrant a sale of the client’s shares.  In these circumstances, FAMCO MLP will vote contrary to management’s recommendations.

D.          FAMCO MLP’s Proxy Voting Procedures

6.           When companies in which FAMCO MLP has invested client funds issue proxies, FAMCO MLP routinely votes the proxies as recommended by management, because it believes that recommendations by these companies’ managements generally are in shareholders’ best interests, and therefore in the best economic interest of FAMCO MLP’s clients.

7.           If FAMCO MLP has decided to sell the shares of a company, whether because of concerns about the company’s management or for other reasons, FAMCO MLP generally abstains from voting proxies issued by the company after FAMCO MLP has made the decision to sell.  FAMCO MLP generally will not notify clients when this type of routine abstention occurs.

8.           FAMCO MLP also may abstain from voting proxies in other circumstances.  FAMCO MLP may determine, for example, that abstaining from voting is appropriate if voting may be unduly burdensome or expensive, or otherwise not in the best economic interest of clients, such as when foreign proxy issuers impose unreasonable voting or holding requirements.  FAMCO MLP generally will not notify clients when this type of routine abstention occurs.

9.           The procedures in this policy apply to all proxy voting matters over which FAMCO MLP has voting authority, including changes in corporate governance structures, the adoption or amendment of compensation plans (including stock options), and matters involving social issues or corporate responsibility.

E.           Alternative Procedures for Potential Material Conflicts of Interest

10.         In certain circumstances, such as when the proponent of a proxy proposal is also a client of FAMCO MLP, an appearance might arise of a potential conflict between FAMCO MLP’s interests and the interests of affected clients in how the proxies of that issuer are voted.

11.a.      When FAMCO MLP itself knowingly does business with a particular proxy issuer and a material conflict of interest between FAMCO MLP’s interests and clients’ interests may appear to exist, FAMCO MLP generally would, to avoid any appearance concerns, follow an alternative procedure rather than vote proxies as recommended by management.  Such an alternative procedure generally would involve causing the proxies to be voted in accordance with the recommendations of an independent service provider that FAMCO MLP may use to assist in voting proxies.  FAMCO MLP generally will not notify clients if it uses this procedure to resolve an apparent material conflict of interest.  FAMCO MLP will document the identification of any material conflict of interest and its procedure for resolving the particular conflict.

11.b.      In unusual cases, FAMCO MLP may use other alternative procedures to address circumstances when a material conflict of interest may appear to exist, such as, without limitation:

              (i) Notifying affected clients of the conflict of interest (if practical), and seeking a waiver of the conflict to permit FAMCO MLP to vote the proxies under its usual policy;

              (ii) Abstaining from voting the proxies; or

              (iii) Forwarding the proxies to clients so that clients may vote the proxies themselves.

FAMCO MLP generally will notify affected clients if it uses one of these alternative procedures to resolve a material conflict of interest.

F.           Other Exceptions

12.         On an exceptions basis, FAMCO MLP may for other reasons choose to depart from its usual procedure of routinely voting proxies as recommended by management.

G.          Voting by Client Instead of FAMCO MLP

13.         A FAMCO MLP client may vote its own proxies instead of directing FAMCO MLP to do so.  FAMCO MLP recommends this approach if a client believes that proxies should be voted based on political or social interests.

14.          FAMCO MLP generally will not accept proxy voting authority from a client (and will encourage the client to vote its own proxies) if the client seeks to impose client-specific voting guidelines that may be inconsistent with FAMCO MLP’s guidelines or with the client’s best economic interest in FAMCO MLP’s view.

15.         FAMCO MLP generally will abstain from voting on (or otherwise participating in) the commencement of legal proceedings such as shareholder class actions or bankruptcy proceedings.

H.          Persons Responsible for Implementing FAMCO MLP’s Policy

16.         FAMCO MLP’s proxy voting staff has primary responsibility for implementing FAMCO MLP’s proxy voting procedures, including ensuring that proxies are timely submitted.  FAMCO MLP also may use a service provider to assist in voting proxies, recordkeeping, and other matters.

17.          FAMCO MLP’s proxy voting staff will routinely confer with FAMCO MLP’s Chief Investment Officer if there is a proxy proposal which would result in a vote against management.

I.           Recordkeeping

18.         FAMCO MLP or a service provider maintains, in accordance with Rule 204-2 of the Investment Advisers Act:

(i)  Copies of all proxy voting policies and procedures;

(ii)  Copies of proxy statements received (unless maintained elsewhere as described below);

(iii)  Records of proxy votes cast on behalf of clients;

(iv)  Documents prepared by FAMCO MLP that are material to a decision on how to vote or memorializing the basis for a decision;

(v)  Written client requests for proxy voting information, and (vi) written responses by FAMCO MLP to written or oral client requests.

19.         FAMCO MLP will obtain an undertaking from any service provider that the service provider will provide copies of proxy voting records and other documents promptly upon request if FAMCO MLP relies on the service provider to maintain related records.

20.         FAMCO MLP or its service provider may rely on the SEC’s EDGAR system to keep records of certain proxy statements if the proxy statements are maintained by issuers on that system (as is generally true in the case of larger U.S.-based issuers).

21.         All proxy related records will be maintained in an easily accessible place for five years (and an appropriate office of FAMCO MLP or a service provider for the first two years).

J.           Availability of Policy and Proxy Voting Records to Clients

22.         FAMCO MLP will initially inform clients of this policy and how a client may learn of FAMCO MLP’s voting record for the client’s securities through summary disclosure in Part II of FAMCO MLP’s Form ADV.  Upon receipt of a client’s request for more information, FAMCO MLP will provide to the client a copy of this proxy voting policy and/or how FAMCO MLP voted proxies for the client during the period since this policy was adopted.

Adopted effective August 1, 2003 and as amended March 29, 2012.